UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2026

Starz Entertainment Corp.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-14880	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
1647 Stewart Street
Santa Monica, California 90404
(Address of principal executive offices) (Zip Code)
(604) 648-6559
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Shares, no par value per share	STRZ	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2026, Starz Entertainment, LLC, a wholly owned subsidiary of Starz Entertainment Corp., a corporation organized under the laws of the province of British Columbia, Canada (the “Company”), entered into an employment agreement (the “Agreement”) with Jason Wyrick. Mr. Wyrick has served as Executive Vice President, Technology since April 2021.

The term of the Agreement commenced on October 1, 2026 and continues through September 30, 2028, unless earlier terminated in accordance with its terms and subject to a one-year extension to September 30, 2029 if notified by the Company. Pursuant to the Agreement, Mr. Wyrick will continue to serve as Executive Vice President, Technology.

Pursuant to the Agreement, Mr. Wyrick is entitled to receive an annual base salary of $735,000 and is eligible to receive an annual bonus with a target opportunity equal to 90% of his base salary, subject to achievement of performance criteria and goals as determined by the Compensation & Talent Committee of the Board of Directors of the Company (the “Compensation Committee”). In the event Mr. Wyrick experiences a qualifying termination during the term of the Agreement, or his employment does not continue beyond the term, he will be eligible to receive a prorated annual bonus for the fiscal year in which such termination occurs based on actual performance.

The Agreement also provides that, during the term, the Company will request that the Compensation Committee approve annual equity awards following each annual award cycle, with a target grant date value equal to 50% of Mr. Wyrick’s base salary then in effect. Such awards may consist of time-based restricted share units, performance-based restricted share units, stock options or other equity awards as determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, time-based awards vest ratably over three years and performance-based awards become eligible to vest ratably over three years based on achievement of performance goals established by the Compensation Committee and the Company’s Chief Executive Officer. Each annual equity award remains subject to Compensation Committee approval and funding.

If Mr. Wyrick’s employment is terminated in a qualifying termination during the term of the Agreement, and subject to his execution and non-revocation of a customary release of claims and compliance with certain post-employment obligations, he will be entitled to receive (i) cash severance equal to 18 months of base salary then in effect and (ii) payment of COBRA premiums for up to 18 months. If a change in control occurs during the term of the Agreement and Mr. Wyrick experiences a qualifying termination on or within six months following such change in control, the portions of his annual equity awards that are then outstanding, unvested and scheduled to vest during the 12 months following his termination (and otherwise scheduled to vest prior to expiration of the term of the Agreement) will accelerate and vest, with performance-based awards vesting based on actual performance.

The Agreement also includes restrictive covenants, including confidentiality and a non-solicitation of Company employees for 12 months following termination.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated and effective as of October 1, 2026, between Starz Entertainment, LLC and Jason Wyrick

104	Cover Page Interactive Data File – the cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starz Entertainment Corp.

Date:	October 6, 2026	By:	/s/ Jim Kapenstein
Jim Kapenstein
Chief Legal and Strategy Officer